Exhibit 10.18(C)

April 14, 2014

Ken Goldman

Re:	Letter Amendment to Performance Stock Option (the “Option”)

Dear Ken:

Reference is made to the Performance Stock Option Agreement between you and Yahoo! Inc. (the “Company”) dated November 29, 2012 (the “Original Agreement”). Capitalized terms used in this letter agreement and the attached exhibit and not otherwise defined herein or therein will have the meanings ascribed to such terms in the Original Agreement.

The Compensation Committee has determined that GAAP revenue and adjusted EBITDA will be the Performance Measures used with respect to the Option beginning with 2014. Accordingly, effective with the Fiscal 2014 Performance Period under the Original Agreement, Appendix A to the Original Agreement is amended and restated in its entirety to read as set forth on Appendix A to this letter agreement.

This letter agreement does not modify any other terms of the Original Agreement except as expressly set forth above (including, without limitation, the vesting provisions of the Original Agreement as applicable to any Performance Period under the Original Agreement prior to the Fiscal 2014 Performance Period).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,
YAHOO! INC.

/s/ Jacqueline Reses

Jacqueline Reses
Chief Development Officer

Acknowledged and Agreed:

By:	/s/ Ken Goldman
Ken Goldman

701 First Avenue Sunnyvale CA 94089

P: 408 349 3300    F: 408 349 3301

Appendix A - 2012 Performance Option

Vesting of Option

Subject to Sections 6 and 7 of the Agreement, one-third (1/3) of the “Total Number of Shares Granted” as set forth in the Notice of Grant shall be eligible to vest with respect to each of the Performance Periods set forth below based on the Company’s GAAP Revenue and Adjusted EBITDA (each, a “Performance Measure”) for that Performance Period in accordance with this Appendix A.

Vesting Date	Corresponding Performance Period
January 26, 2015	Fiscal 2014
January 26, 2016	Fiscal 2015

•	Seventy percent (70%) of each Tranche shall be eligible to vest based on the Company’s GAAP Revenue during the corresponding Performance Period (the “Revenue Tranche”).

•	Thirty percent (30%) of each Tranche shall be eligible to vest based on the Company’s Adjusted EBITDA during the corresponding Performance Period (the “Adjusted EBITDA Tranche”).

•	For each Performance Measure, the Administrator has established a “Performance Goal” for the Fiscal 2014 Performance Period. At the start of the Fiscal 2015 Performance Period, the Administrator will determine the Performance Goals for the Tranche corresponding to that Performance Period

•	For each Performance Period, each of the Revenue Tranche and the Adjusted EBITDA Tranche shall vest based on the Company’s actual performance for the Performance Period relative to the applicable Performance Goal, with the percentage of each such tranche that vests to be determined as follows (with “actual performance” in each case being expressed as a percentage of the applicable Performance Goal):

Actual Performance GAAP Revenue	Vesting Percentage
80% or less	0%
99%	99%
100%	100%
101%	101%
104% or more	114%

Actual Performance: Adjusted EBITDA	Vesting Percentage
60% or less	0%
98%	98%
99%	99%
100%	100%
101%	101%
102%	102%
114% or more	133%

•	If the Company’s actual performance, as to a particular Performance Measure, is between two levels specified in the applicable table above, the vesting percentage related to that Performance Measure that vests shall be determined by linear interpolation between the vesting percentages for those two levels.

•	The overall vesting percentage applicable to a Tranche, as determined above, shall be rounded to the nearest one percent.

Notwithstanding any other provision herein, in no event shall a Tranche vest as to more than one hundred percent (100%) of the shares subject to the Tranche.

The Administrator shall, following the end of a Performance Period, determine whether and the extent to which the applicable Performance Goals have been satisfied and the vesting percentage of the corresponding Tranche. Such determinations by the Administrator shall be final and binding. Any portion of a Tranche allocated to a particular Performance Period that is not vested after giving effect to the Administrator’s determination for that Performance Period shall terminate upon the date of such determination by the Administrator.

Definitions and Adjustments

For purposes of the Option, the following definitions will apply:

“Adjusted EBITDA” as to a particular period means the Company’s income from operations before depreciation, amortization and stock-based compensation expense for that period.

“Financial Plan” as to a particular period means the Company’s financial plan for that period reviewed by the Board of Directors and used by the Compensation Committee to set the Revenue and Adjusted EBITDA targets for that period.

“GAAP” means U.S. generally accepted accounting principles.

“GAAP Revenue” as to a particular period means the Company’s worldwide revenue for that period as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

“Tranche” means the one-third (1/3) of the “Total Number of Shares Granted” as set forth in the Notice of Grant that is eligible to vest with respect to a particular Performance Period.

For purposes of calculating actual GAAP Revenue and Adjusted EBITDA for a particular period, the GAAP Revenue and Adjusted EBITDA for that period shall be adjusted (without duplication) for the following items to the extent such items were not included in the Financial Plan:

(a)	increased or decreased to eliminate the financial statement impact of acquisitions with a GAAP purchase price of $500 million or more and costs associated with such acquisitions;

(b)	increased or decreased to eliminate the financial statement impact of divestitures with a GAAP sale price of $500 million or more and costs associated with such divestitures;

(c)	increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP;

(d)	increased or decreased to eliminate the financial statement impact of restructuring charges that are required to be expensed (or reversed) under GAAP;

(e)	increased or decreased to eliminate the financial statement impact of goodwill and intangible asset impairment charges that are required to be recorded under GAAP; and

(f)	increased or decreased to eliminate the financial statement impact of legal settlements that have an impact on revenues or expenses under GAAP.